UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): July 28, 2025
Commission File Number 001-39223
SADOT GROUP INC.
(Exact name of small business issuer as specified in its charter)

Nevada	47-2555533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
295 E. Renfro Street, Suite 209, Burleson Texas 76028
(Address of principal executive offices)
(832) 604-9568
(Issuer’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	SDOT	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 1, 2025, Sadot Group Inc. (the “Company”) announced the appointment of Paul Sansom as its Chief Financial Officer, effective August 1, 2025, following the resignation of Jennifer Black as Chief Financial Officer of the Company on July 28, 2025. Ms. Black’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Ms. Black agreed to serve as a consultant to the Company for 60 days for nominal consideration. Mr. Sansom, age 60, previously served as a member of the Company’s Board of Directors and its Audit Committee. Concurrent with his appointment as CFO, Mr. Sansom resigned from the Board of Directors and the Audit Committee, effective August 1, 2025. Mr. Sansom’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies, or practices.
Paul Sansom is an accomplished CFO and board-level executive with over 30 years of international experience leading finance and operations across the energy, technology, infrastructure, and private equity sectors. He has a proven track record in financial strategy, M&A, capital structuring, and value creation for both listed and privately held companies. Recently, Mr. Sansom serves as a Board member and Group Chief Financial Officer of InterGen UK limited. Paul has led major financing and asset exit initiatives, returning over $650 million to shareholders. He has held prior leadership roles in Africa and the Middle East, including CFO/COO at Inlaks Holdings from 2019 through 2022 and GM at Al Ghurair Projects from 2016 through 2019, where he built and scaled multi-sector businesses exceeding $1 billion in revenue. Paul’s leadership has extended to several high-profile turnaround and growth mandates, including his tenure as CFO of Viking Services from 2013 through 2016, where he restructured the business post-downturn, secured $100 million in growth financing, and executed a strategic equity sale and capital injection. As CFO/COO at both Energy Capital Group from 2009 through 2012 and Ithmar Capital from 2007 through 2009, Paul oversaw large-scale energy investments and successful fund exits, while guiding AIM listings and secondary market transactions. He began his career in senior finance roles at PepsiCo, Brightpoint (now Ingram Micro), BMW Group, and Mars, gaining expertise in M&A, treasury, tax, and corporate finance across Europe and the Middle East. Paul holds professional qualifications as a Chartered Management Accountant (ACMA) and Chartered Treasurer (AMCT), and a BA in Economics from the City of London. He currently sits on the Audit Committee of Immensa NASDAQ-listed Sadot Group and serves as Senior Advisor to Energy Capital Group Fund II.
On August 1, 2025, the Company entered into an employment agreement with Mr. Sansom (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Sansom will receive an annual base salary of $190,000 for the first six months of employment. At the end of the six month period, the Board of Directors shall review business key performance indicators, and subject to satisfactory performance, shall increase the base salary to a minimum of $380,000 per year, as confirmed by the Board's compensation committee. Such increased salary shall be effective from the first day of the seventh month of employment. Mr. Sansom will be eligible for an annual performance bonus based on criteria to be determined by the Company’s Board of Directors. Mr. Sansom will also receive a grant of restricted shares valued at $90,000, which will vest in equal quarterly installments beginning October 1, 2025, subject to continued employment and satisfactory performance. The Employment Agreement provides for standard benefits, expense reimbursement, and participation in the Company’s employee benefit plans. If Mr. Sansom’s employment is terminated by the Company without cause or by Mr. Sansom for good reason, and subject to the execution of a general release, he will be entitled to severance pay equal to 12 months of his base salary. The Agreement also includes customary provisions regarding confidentiality, non-solicitation, non-competition, intellectual property assignment, and cooperation with legal proceedings.
As noted, Mr. Sansom resigned from the Company’s Board of Directors and its Audit Committee, effective August 1, 2025, in connection with his appointment as CFO. As a result of Mr. Sansom’s resignation, the Audit Committee currently has fewer than three members, which does not comply with Nasdaq Listing Rule 5605(c)(2)(A) requiring a minimum of three independent directors.
Pursuant to Nasdaq Listing Rule 5605(c)(4), the Company has a cure period to regain compliance by appointing a new independent director to the Audit Committee. The cure period extends until the earlier of the Company’s next annual shareholders’ meeting or August 1, 2026; provided, however, that if the annual shareholders’ meeting occurs no later than January 26, 2026, the Company has until January 26, 2026, to regain compliance. The Company intends to appoint a new independent director to the Audit Committee as soon as practicable within the cure period.
There are no family relationships between Mr. Sansom and any director or executive officer of the Company, and there are no transactions involving Mr. Sansom that would require disclosure under Item 404(a) of Regulation S-K.

In connection with Ms. Black’s resignation, on July 28, 2025, the Company and Ms. Black entered into a Separation Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, subject to the Company’s full compliance with its obligations thereunder, Ms. Black provided a general release of all claims against the Company, its affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, and agents. The Company agreed to fully indemnify, defend, and hold Ms. Black harmless from any and all claims, demands, causes of action, damages, and rights of recovery arising out of her actions while employed by the Company. The Company also agreed to provide directors’ and officers’ liability insurance and errors and omissions coverage to Ms. Black for a period of five years following the execution of the Separation Agreement. In the event of a default by the Company in complying with its obligations under the Separation Agreement, the Company is required to cure such default within five days of notice.
Under the Separation Agreement, the Company has agreed to provide Ms. Black with the following separation benefits: (i) severance payments totaling $350,000, payable over a 12-month period in bi-weekly installments through payroll, commencing on the date of execution of the Separation Agreement; (ii) payment of premiums for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) equivalent to her current health insurance plan, paid directly to the insurance company; (iii) payment of a past due bonus in the amount of $207,159.11 over a five-year period beginning 12 months after execution of the Separation Agreement, subject to acceleration in full upon certain change in control events, including a sale of the Company, reverse merger, asset sale, or capital raise exceeding $7,000,000; and (iv) immediate full vesting of all unvested restricted stock awards. In consideration of the above, Ms. Black agreed to serve as a consultant to the Company for 60 days for nominal consideration.
The foregoing description of the Employment Agreement and the Separation Agreement are qualified in their entirety by reference to the full text of the Employment Agreement and Separation Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d)Index of Exhibits

Exhibit No.	Description
10.1	Employment Agreement between Sadot Group Inc. and Paul Sansom Dated August 1, 2025
10.2	Separation Agreement, dated July 28, 2025, by and between Sadot Group Inc. and Jennifer Black
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SADOT GROUP INC.

	By:	/s/ Chagay Ravid
	Name:	Chagay Ravid
	Title:	Chief Executive Officer

Date: August 1, 2025